UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 20, 2007

(Date of earliest event reported)

TECH DATA CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida, 33760

(Address of principal executive offices)

727-539-7429

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a) Effective March 20, 2007, Tech Data Corporation entered into the Third Amended And Restated Credit Agreement, an amendment to its Amended and Restated Credit Agreement dated as of May 2, 2003, as amended by a Second Amended and Restated Credit Agreement dated as of March 7, 2005, and as further amended prior to the date hereof, pursuant to which the Lenders have made available to the Borrower a multicurrency revolving credit facility including a letter of credit subfacility and swing line subfacility. Parties to this Third Amendment are Bank of America, N.A., Citicorp USA, Inc., JPMorgan, Chase Bank, N.A., The Bank of Nova Scotia, SunTrust Bank, Wachovia Bank, National Association, BNP Paribas, U.S. Bank, National, Association, ABN AMRO Bank N.V., and Bayerische Hypo-und VereinsBank AG, New York Branch.

The significant terms of the Agreement have been amended to incorporate:

•	a change to the expiration of the Agreement from March 2010 to March 2012

•	modifications to reduce the interest rate and facility fees.

(b) Effective March 20, 2007, Tech Data Corporation entered into the Third Omnibus Amendment (“Amendment”), to amend its Second Amended and Restated Participation Agreement dated as of July 31, 2003, Second Amended and Restated Lease Agreement, dated as of July 31, 2003, Lease Participation Agreement, dated as of July 31, 2003 and Second Amended and Restated Credit Agreement dated as of July 31, 2003 (“the Agreements”). Parties to the Amendment are TECH DATA CORPORATION (“Tech Data”), TECH DATA PRODUCT MANAGEMENT, INC., and TD FACILITIES, LTD. (individually, together with Tech Data Product Management, each, an “Alternate Lessee” and collectively the “Alternate Lessees”), TECH DATA PRODUCT MANAGEMENT, INC., as a Guarantor, TECH DATA FINANCE PARTNER, INC., as a Guarantor, SUNTRUST EQUITY FUNDING, LLC, (the “Lessor”), certain financial institutions parties thereto as lenders (collectively referred to as “Lenders” and individually as a “Lender”), and SUNTRUST BANK, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent” and as a lease participant (in such capacity, the “Lease Participant”)).

The significant terms of the Agreements have been amended to incorporate modifications to reduce the lease rates.

(c) Effective March 20, 2007, Tech Data Corporation entered into an amendment to its Transfer And Administration Agreement dated as of May 19, 2000 (“Original Agreement”). Parties to the amendment are TECH DATA CORPORATION, as collection agent, TECH DATA FINANCE SPV, INC., as transferor, YC SUSI TRUST, (“SUSI Issuer”), LIBERTY STREET FUNDING CORP., (“Liberty”), AMSTERDAM FUNDING CORPORATION, (“AFC”), FALCON ASSET SECURITIZATION COMPANY LLC (formerly know as FALCON ASSET SECURITIZATION CORPORATION), (“Falcon” and collectively with the SUSI Issuer, Atlantic, Liberty, and AFC, the “Class Conduits”), THE BANK OF NOVA SCOTIA, (“Scotia Bank”), as a Liberty Bank Investor and as agent for Liberty and the Liberty Bank Investors (in such capacity, the “Liberty Agent”), ABN AMRO BANK N.V., (“ABN AMRO”), as an AFC Bank Investor and as agent for AFC and the AFC Bank Investors (in such capacity, the “AFC Agent”), JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A.), (“JPMorgan Chase”), as a Falcon Bank Investor and as agent for Falcon and the Falcon Bank Investors (in such capacity, the “Falcon Agent”) and BANK OF AMERICA, NATIONAL ASSOCIATION, (“Bank of America”), as agent for the SUSI Issuer, Liberty, AFC, Falcon, the SUSI Issuer Bank Investors, the Liberty Bank Investors, the AFC Bank Investors and the Falcon Bank Investors (in such capacity, the “Administrative Agent”), as a SUSI Issuer Bank Investor, as agent for the SUSI Issuer and the SUSI Issuer Bank Investors (in such capacity, the “SUSI Issuer Agent”).

The significant terms of the Original Agreement have been amended to incorporate modifications to reduce the facility fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described in Item 1.01. above, on March 20, 2007 the Company executed the following agreements:

-	Third Amended and Restated Credit Agreement dated as of March 20, 2007 (including related Amended and Restated Guaranty Agreement and Increditor Agreement)

-	Third Omnibus Amendment dated as of March 20, 2007

-	Amendment Number 11 to Transfer and Administration Agreement dated as of March 20, 2007

See further discussion of these agreements included in Item 1.01 above.

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On March 21, 2007, the Company made the decision to close its operations in the United Arab Emirates. As a result of this closure, the Company expects to incur operating losses and other cash charges in the first half of fiscal 2008 of approximately $5.0 million to $7.0 million. In addition, the Company will also record approximately $7.0 million to $9.0 million of foreign currency exchange losses previously recorded in shareholders’ equity as accumulated other comprehensive (loss) income. The Company’s accumulated other comprehensive (loss) income is comprised of foreign currency translation adjustments (“CTA”) relating to the net assets of the Company’s international subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

March 26, 2007	/s/ JEFFERY P. HOWELLS
Jeffery P. Howells
Executive Vice President &
Chief Financial Officer
Tech Data Corporation